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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                              AEP Industries Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                001031103
                     ----------------------------------
                              (CUSIP Number)

                              August 7, 2001
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     /X/ Rule 13d-1(b)

     / / Rule 13d-1(c)

     / / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.  001031103
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Okabena Investment Services, Inc. 41-1794228
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
                          Minnesota
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     829,052
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  829,052
                             --------------------------------------------------
                              (8) Shared Dispositive Power

-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                  829,052
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
                                  10.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
                                  IA
-------------------------------------------------------------------------------

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CUSIP No.  001031103
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Okabena Partnership J        41-1636022
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
                              Minnesota
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     -0-
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                  829,052
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
                                  10.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
                                  PN
-------------------------------------------------------------------------------

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ITEM 1.

    (a)   Name of Issuer
          AEP Industries Inc.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
          125 Phillips Avenue
          South Hackensack, NJ 07606
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing
          (1) Okabena Investment Services, Inc.
          (2) Okabena Partnership J
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
          5140 Wells Fargo Center
          90 South Seventh Street
          Minneapolis, MN 55402
          ---------------------------------------------------------------------
    (c)   Citizenship
          (1) a Minnesota corporation
          (2) a Minnesota partnership
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
          Common Stock
          ---------------------------------------------------------------------
    (e)   CUSIP Number
          001031103
          ---------------------------------------------------------------------

ITEM 3. The persons filing this Schedule 13G are Okabena Investment Services, Inc., a registered investment adviser, and Okabena Partnership J, a partnership engaged in investing and trading in securities. Okabena Investment Services, Inc. is the manager of Okabena Partnership J. The reporting persons do not admit that they constitute a group.

ITEM 4.   Ownership.
          (a) Okabena Investment Services, Inc., in its capacity as investment adviser, may be deemed to beneficially own 829,052 shares of common stock of the Issuer which are held of record by Okabena Partnership J.

          (b)  Percent of class:  10.6%

          (c)  Number of shares as to which the person has:
               (i) Okabena Investment Services, Inc. has sole power to vote or to direct the vote 829,052 shares.
               (ii) There are zero (0) shares with shared power to vote or to direct the vote.
               (iii) Okabena Investment Services, Inc. has sole power to dispose or to direct the disposition of 829,052 shares.
               (iv) There are zero (0) shares with shared power to dispose or to direct the disposition.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         Not applicable.


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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         Not applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         Not applicable.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         Not applicable.


ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                           August 15, 2001
                                       ----------------------------------------
                                                         Date

                                    By:  /s/ Bruce C. Lueck
                                       ----------------------------------------
                                                      Signature

                                       Bruce C. Lueck, President, Okabena
                                       Investment Services, Inc., Manager of
                                       Okabena Partnership J
                                       ----------------------------------------
                                                      Name/Title


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            This agreement is made pursuant to Rule 13d-1(f)(1) under the
Securities Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer." The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13D or
Schedule 13G, as appropriate. And that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that to the best of their knowledge and belief they each satisfy the requirements for making a joint filing under Rule 13d-1.

August 15, 2001

OKABENA INVESTMENT SERVICES, INC.              OKABENA PARTNERSHIP J
By /s/ Bruce C. Lueck                          By  /s/ Bruce C. Lueck
   ---------------------------                     ------------------
   Bruce C. Lueck, President                       Bruce C. Lueck, President
                                                   Okabena Investment
                                                   Services, Inc., Manager